Exhibit 10.1

AMENDED AND RESTATED
SEVERANCE BENEFIT AGREEMENT

This Severance Benefit Agreement (the “Agreement”) is made as of December 30, 2008 between Leggett & Platt, Incorporated (the “Company”) and J. Mitchell Dolloff (the “Executive”).

RECITALS

The Executive is a key employee of the Company. The Company considers the maintenance of sound and vital management essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that in today’s business environment the possibility of a change in control of the Company may exist in the future. The Company further recognizes that such possibility, and the uncertainty which it may raise among key executives, could result in the departure or distraction of key executives to the detriment of the Company and its shareholders. This Agreement supercedes the prior Severance Benefit Agreement between the Company and the Executive.

NOW, THEREFORE, in consideration of the premises and for other good and valuable considerations, the receipt of which are hereby acknowledged, the Company and the Executive agree as follows:

1.    Change in Control

1.1    Change in Control. The Company may be required to provide certain benefits to the Executive under this Agreement following each and every “Change in Control” of the Company.

A “Change in Control” of the Company shall be deemed to have occurred if:

(a)
There is any change in control as contemplated by (i) Item 6(e) of Schedule 14A, Regulation 14A, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (ii) Item 5.01 of Form 8-K promulgated by the Securities and Exchange Commission under the Exchange Act; or

(b)
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the combined voting power of the Company’s then outstanding voting securities; or

(c)
Those persons serving as directors of the Company on the date of this Agreement (the “Original Directors”) and/or their Successors do not constitute a majority of the whole Board of Directors of the Company (the term “Successors” shall mean those directors whose election or nomination for election by the Company’s shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of the Company at the time of such election or nomination for election); or

(d)
The Company shall be a party to a merger or consolidation with another corporation and as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company as the same shall have existed immediately prior to such merger or consolidation; or

(e)	The Company liquidates, sells, or otherwise transfers all or substantially all of its assets to a person not controlled by the Company both immediately prior to and immediately after such sale.

2.    Termination of Employment Following a Change in Control

2.1    General. During the 12-month period immediately following each and every Change in Control (the “Protected Period”), the Executive and the Company shall comply with all provisions of this Section 2 regarding termination of the Executive’s employment.

2.2    Termination for Disability. The Company may terminate the Executive’s employment for Disability unless prohibited by law. “Disability” means the Executive’s absence from, and his inability to substantially perform, his duties with the Company for a continuous period of six or more months as a result of physical causes or mental illness. During any period prior to the termination of his employment that the Executive is absent from, and is unable to substantially perform, his duties with the Company as a result of physical causes or mental illness, the Company shall continue to pay the Executive his full base salary at the rate then in effect and any bonuses earned by the Executive under Company bonus plans until such time as the Executive’s employment is terminated by the Company for Disability. In no event, however, shall such period of continued pay and bonus exceed 29 consecutive months. Following termination of employment under this Section 2.2, the Executive’s benefits shall be determined in accordance with the Company’s long term disability program as in effect on the date hereof, or any successor program then in effect.

2.3    Termination by Company for “Cause”. The Company may terminate the Executive for Cause as defined in this Agreement.

Termination for “Cause” under this Agreement shall be limited to the following:

(a)
The Executive’s conviction of any crime involving money or other property of the Company or any of its affiliates (including entering any plea bargain admitting criminal guilt), or a conviction of any other crime (whether or not involving the Company or any of its affiliates) that constitutes a felony in the jurisdiction involved; or

(b)	The Executive’s willful breach of the Company’s Code of Business Conduct (or any successor policy) which causes material injury to the Company; or

(c)
The Executive’s willful act or omission involving fraud, misappropriation, or dishonesty that (i) causes material injury to the Company or (ii) results in a material personal enrichment to the Executive at the expense of the Company; or

(d)
The Executive’s willful violation of specific written directions of the Board or the Company’s Chief Executive Officer provided that such directions are consistent with this Agreement and the Executive’s duties and do not constitute Company Action as defined in Section 2.4, and provided that such violation continues following the Executive’s receipt of written notice by the Board specifying the specific acts or omissions alleged to constitute such violation and such violation continues after affording the Executive reasonable opportunity to remedy such failure after receipt of such notice; or

(e)
The Executive’s continued, repeated, willful failure to substantially perform his duties; provided, however, that no discharge shall be deemed for Cause under this subsection (e) unless the Executive first receives written notice from the Board or the Company’s Chief Executive Officer advising the Executive of specific acts or omissions alleged to constitute a failure to perform his duties, and such failure continues after the Executive has had a reasonable opportunity to correct the acts or omissions so complained of.

No act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that his action or omission was in the best interest of the Company. Moreover, the Executive shall not be terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination duly adopted by the affirmative vote of at least a majority of the directors of the Board at a meeting of the Board (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of the conduct set forth in Section 2.3(a), (b), (c), (d) or (e) and specifying the particulars thereof in detail.

A termination shall not be deemed for Cause if, for example, the termination results from the Company’s determination that the Executive’s position is redundant or unnecessary or that the Executive’s performance is unsatisfactory or if the termination stems from the Executive’s refusal to agree to or accept any Company Action described in Section 2.4.

2.4    Termination by Executive for Good Reason. The Executive may terminate his employment for “Good Reason” by giving notice of termination to the Company following (i) any action or omission by the Company described in this Section 2.4 or (ii) receipt of notice from the Company of the Company’s intention to take any such action or engage in any such omission.

The actions or omissions which may lead to a termination of employment for Good Reason (herein collectively and severally “Company Actions”) are as follows:

(a)
A reduction by the Company in the Executive’s base salary as in effect immediately prior to the Change in Control or a failure by the Company to increase the Executive’s base salary each year during the Protected Period by an amount which at least equals, on a percentage basis, the annual increase in the Consumer Price Index for Urban Workers (CPI-U) for the applicable year; or

(b)
A change in the Executive’s reporting responsibilities or offices as in effect immediately prior to a Change in Control that results in a material diminution within the Company of status, authority or responsibility; or

(c)
The assignment to the Executive of any positions, duties or responsibilities that are materially inconsistent with the Executive’s positions, duties and responsibilities with the Company immediately prior to the Change in Control or a material expansion of such duties and responsibilities without the Executive’s written consent; or

(d)
A failure by the Company, without providing substantially similar economic benefits, to (i) continue any cash bonus or other incentive plans substantially in the forms in effect immediately prior to the Change in Control, or (ii) continue the Executive as a participant in such plans on at least the same basis as the Executive participated in accordance with the plans immediately prior to the Change in Control; or

(e)
A requirement by the Company that the Executive be based or perform his duties more than 50 miles from the Company’s Corporate Office location immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Change in Control or, if the Executive consents in writing to any relocation, the failure by the Company to pay (or reimburse the Executive for) all reasonable expenses incurred by him relating to a change of his principal residence in connection with such relocation; or

(f)
A failure by the Company, without providing substantially similar economic benefits, to continue in effect any benefit or other compensation plan (e.g., stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health and accident plan or disability plan) in which the Executive is participating at the time of a Change in Control (or plans providing the Executive with substantially similar economic benefits), or the taking of any action which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any of such plans; or

(g)
The Company’s failure to provide the Executive with the number of paid vacation days to which he is entitled in accordance with the Company’s normal vacation practices with respect to the Executive at the time of the Change in Control; or

(h)	A failure by the Company to obtain the assumption agreement to perform this Agreement by any successor as contemplated by Section 6 of this Agreement; or

(i)
Any purported termination of the Executive’s employment for Disability or for Cause that is not carried out (i) pursuant to a notice of termination which satisfies the requirements of Section 2.5 or (ii) in accordance with Section 2.3, if applicable; and for purposes of this Agreement, no such purported termination shall be effective.

2.5    Notice of Termination and Opportunity for Cure. Any purported termination by the Company of the Executive’s employment under Section 2.2 (Disability) or 2.3 (for Cause) or by the Executive under Section 2.4 (for Good Reason) shall be communicated by notice of termination to the other party. A notice of termination shall mean a notice which includes the specific termination Section in this Agreement relied upon and shall set forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of employment under the Section so indicated. Notice of termination for Good Reason under Section 2.4 shall be made by the Executive no later than 90 days from the date that such Good Reason first arises. If, within 30 days of receipt of such notice, the Company takes such appropriate actions as are necessary to correct, reverse or cure those facts and circumstances that the Executive identifies as causing Good Reason, then no Good Reason shall have occurred.

2.6    Date of Termination. The date the Executive’s employment is terminated under Section 2 of this Agreement is called the “Date of Termination”. In cases of Disability, the Date of Termination shall be 30 days after notice of termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such prior 30-day period). If the Executive’s employment is terminated for Cause, the Date of Termination shall be the date specified in the notice of termination. If the Executive’s employment is terminated for Good Reason, the Date of Termination shall be the date set out in the notice of termination, provided that the Company fails to correct, reverse or cure the facts giving rise to such Good Reason, as provided in Section 2.5.

Any dispute by a party hereto regarding a notice of termination delivered to such party must be conveyed to the other party within 30 days after the notice of termination is given. If the particulars of the dispute are not conveyed within the 30-day period, then the disputing party’s claims regarding the termination shall be forever deemed waived.

2.7    Prior Notice Required of Company Actions. During the Protected Period, the Company shall not terminate the Executive’s employment (except for Disability or for Cause) or take any Company Action as defined in Section 2.4 without first giving the Executive at least three months’ prior notice of termination or the planned Company Action, as the case may be.

3.    Benefits upon Termination of Employment

3.1    General. If, during the Protected Period following each Change in Control, the Executive’s employment is terminated either (i) by the Company (other than for Disability or Cause under this Agreement and other than for disability or cause under the Employment Agreement) or (ii) by the Executive for Good Reason, then the Executive, at his election, shall be entitled to the benefits provided in this Section 3 (“Termination Benefits”).

3.2    Base Salary Through Date of Termination. The Company shall pay the Executive his full base salary through the Date of Termination under the Company’s regular payroll procedures and at the rate in effect at the time notice of termination is given. The Company shall give the

Executive credit for any vacation earned but not taken and pay such amount at the time that any earned but not yet paid bonus is paid under Section 3.3.

3.3    Pro-Rata Bonus for Year of Termination. The Company shall pay the Executive a pro-rata bonus for the year in which his employment terminates. The pro-rata bonus shall be equal to “A” divided by “B” with the quotient multiplied by “C” where:

(a)	“A” equals the number of days the Executive is employed by the Company in the year in which the termination of employment occurs (the “Termination Year”);

(b)	“B” equals 365; and

(c)	“C” equals the maximum bonus the Executive would have been eligible for in the Termination Year under the Company’s Key Officers Incentive Compensation Plan (or successor plan).

The pro-rata bonus shall be paid by the Company in a lump sum, within 30 days after the bonus amount is determinable, but no later than March 15 of the calendar year following the calendar year in which the Executive terminates employment.

3.4    Monthly Severance Payments. The Company shall pay the Executive the aggregate severance payments equal to 130% of the Executive’s annual base salary (notwithstanding any deferral of compensation) as of the date of the Change in Control or as of the Date of Termination, whichever is greater. The 130% figure in this Section shall be appropriately increased or decreased as the Executive’s target bonus amount (which is expressed as a percentage of his annual base salary and is currently 30%) is increased or decreased. Thus, for example, if Executive’s target bonus is later increased to 40%, the 130% figure would be increased to 140%.

The severance payments in this Section 3.4 shall be made in 12 equal, consecutive monthly installments, with the first installment to be on the first day of the first month immediately following the Date of Termination.

3.5    Welfare Plans and Fringe Benefits.

(a) For purposes of this Section 3.5, welfare plans and fringe benefit programs include health, disability, life, salary continuance prior to disability, automobile usage, and any other fringe benefit or welfare plan arrangement in which the Executive was entitled to participate immediately prior to the Date of Termination.

(b) The Company shall maintain in full force, for the continued benefit of the Executive for 12 months after the Date of Termination, all welfare plans and fringe benefit programs (including health insurance, disability insurance, and life insurance ) that may be provided to the to the Executive as a former employee on a tax-free basis under the Code.

(c) To the extent that any other welfare plan or fringe benefit program cannot be maintained under Section 3.5(b) above on a tax-free basis to the Executive under the applicable provisions of the Code, such benefits shall be continued for the period, if any, that is recognized under Internal Revenue Code Section 409A (including guidance issued thereunder) as not resulting in a deferral of compensation, but in no event beyond 12 months.

3.6    Retirement Plans.

(a)    The Company shall pay the Executive an additional retirement benefit as specified in this Section 3.6. Such benefit shall be the actuarial equivalent of the additional benefit to which the Executive would have been entitled under the Company’s Retirement Plans in effect immediately prior to a Change in Control had the Executive accumulated 12 additional months of continuous service (following the Date of Termination) under such Retirement Plans both for purposes of determining eligibility for benefits and for purposes of calculating the amount of such benefits. If any Retirement Plan requires contributions by participants, the amount of additional retirement benefit payable under this Section 3.6 shall be equitably adjusted to reflect the absence of contributions by the Executive and any matching contribution that would be contingent upon the Executive’s contributions shall be calculated as if the Executive made the maximum contribution allowable under the terms of such Retirement Plan. Where the Executive’s contribution for a given Retirement Plan is calculated by reference to salary and/or bonus, the additional benefit for purposes of this Section 3.6 shall be calculated by reference to the Executive’s annual salary in effect on the date of the Executive’s notice of termination and the bonus payout percentage achieved for the year of service preceding the Executive’s notice of termination, without adjustment for any future year increases that may have occurred absent the termination.

(b)     For purposes of this Section 3.6, “Retirement Plans” are (i) any savings or retirement plan sponsored by the Company that is intended to be tax-qualified under Internal Revenue Code section 401(a), and any arrangements that make up benefits that are not provided under such tax-qualified plans because of compensation or benefit limits under the terms of such plans or the Internal Revenue Code, (ii) the Executive Stock Unit Program, and (iii) any deferred compensation program in which the Executive participates that is adopted after the effective date of this agreement that is intended to provide for retirement savings.

(c)     The additional retirement benefit under this Section 3.6 shall be paid in a cash lump sum on the date that benefits commence to the Executive under the terms of each Retirement Plan. With respect to the additional retirement benefit paid with respect to a tax-qualified plan, however, payment shall be made as of the later of 30 days following the Date of Termination or the date that the Executive attains normal retirement age under such plan.

3.7    Purchase of Company Car. The Company shall permit the Executive within 60 days from the Date of Termination, to purchase any Company automobile the Company was providing for the Executive’s use at the time notice of termination was given. The purchase price shall be the book or wholesale value at such time, whichever is lower.

3.8    Termination Which Does Not Require Payment of Termination Benefits. No Termination Benefits shall be provided by the Company to the Executive under this Section 3 if the Executive’s employment is terminated:

(a)     By his death; or

(b)	By the Executive other than for Good Reason (e.g., by retirement); or

(c)	By the Company for Disability or for Cause under this Agreement.

As used herein, retirement by the Executive means termination of employment in accordance with the Company’s normal retirement policy, including early retirement, generally applicable to the Company’s salaried employees or in accordance with any special retirement arrangement jointly established by the Company and the Executive and mutually agreeable to both.

3.9 Modified Cutback. If the Executive is entitled to Termination Benefits under this Agreement and other payments and/or benefits in connection with a change of ownership or effective control of the Company covered by §280G of the Code, as amended (collectively the "Company Payments"), and if such Company Payments would otherwise exceed 299% of the Executive’s base amount as defined in §280G(b)(3) of the Code (the “Threshold Amount”), then the amount of the Company Payments will be reduced to an amount that is less than such Threshold Amount but only if and to the extent such reduction will also result in, after taking into account all taxes, including any income taxes (together with any interest or penalties thereon, the “Additional Income Tax”) or any excise tax pursuant to Code §4999, a greater after-tax benefit to the Executive than the after-tax benefit to the Executive of the Company Payments computed without regard to any such reduction.  If Company Payments must be reduced, the amount of severance payable to the Executive under section 3.4 of this Agreement shall be subject to reduction first, followed by any payments that are not subject to Section 409A.

4.	No Obligation to Mitigate

The Termination Benefits provided under Section 3 shall not be treated as damages, but rather shall be treated as severance compensation to which the Executive is entitled. The Executive shall not be required to mitigate the amount of any Termination Benefit provided under Section 3 by seeking other employment or otherwise; provided, however, any health welfare and fringe benefits that the Executive may receive from full time employment by a third person shall be applied against and reduce any such benefits thereafter to be made available to the Executive under Section 3.5.

5.     Termination of Employment Prior to Change in Control

Prior to a Change in Control, the Company shall not terminate the Executive’s employment other than for Cause except upon at least three months’ prior notice.

6.    Successor; Binding Agreement

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place (the assumption shall be by agreement in form and substance satisfactory to the Executive). Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive, at his election, to Termination Benefits from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such election becomes effective shall be deemed the Date of Termination. As used in the Agreement “Company” means the Company as previously defined and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there be no such designee, to his estate.

7.    Miscellaneous

7.1    Notice. All notices, elections, waivers and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid.

7.2    No Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and an officer of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party unless set forth expressly in this Agreement.

7.3    Enforceability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

7.4 Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules procedures of the American Arbitration Association. If, at any time after 90 days from the date of the Executive’s Termination of Employment, the Executive and the Company have not resolved any dispute or controversy arising under or in connection with this Agreement, either the Executive or the Company may notify the other of an intent to seek arbitration. Arbitration shall occur before a single arbitrator in the State of Missouri; provided, however, that if the parties cannot agree on the selection of such arbitrator within 30 days after the matter is referred to arbitration, each party shall select one arbitrator and those arbitrators shall jointly designate a third arbitrator to comprise a panel of three arbitrators. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the State of Missouri. Company and the Executive each irrevocably consent to the jurisdiction of the federal and state courts located in the State of Missouri for this purpose. The Company shall pay all costs and expenses in connection with any arbitration under this Section 7.4, including without limitation all reasonable legal fees incurred by Executive in connection with such arbitration; provided, however, the Company shall not be obligated to pay the Executive’s portion unless the Executive prevails on the majority of the dollar amount at issue in the dispute.

7.5    Sections; Captions. All references in this Agreement to Sections refer to the applicable Sections of this Agreement. References in this Agreement to a given Section (e.g., Section 3) shall, unless the context requires otherwise, refer to all parts of such Section. The captions have been placed in this Agreement for ease of reference only. They shall not be used in the interpretation of this Agreement.

7.6    Term of Agreement. This Agreement shall continue in force so long as the Executive remains employed by the Company or any successor and shall apply to any Change in Control that occurs while the Executive remains so employed, except as so modified by the parties from time to time, including modifications to take into account changes in law.

7.7    Limited Right of Offset. Effective upon a Change in Control, the Company waives, and will not assert, any right to set off the amount of any claims, liabilities, damages or losses the Company may have against the Executive under this Agreement or otherwise if (i) the Executive’s employment is terminated by the Company without cause, or (ii) the Executive terminates his employment for “Good Reason” under Section 2.4.

7.8.     Release. The payment of benefits under this Agreement are contingent upon the Executive’s execution of a release, in a form reasonably acceptable to Executive’s and Company’s legal counsel, waiving all claims against the Company arising in connection with the Executive’s employment and termination of employment with the Company.

7.9    Successive Changes in Control. A separate Change in Control shall be deemed to have occurred with each occurrence of any event described at subsections (a) through (e) of Section 1.1. This Agreement pertains to each and every Change in Control, including successive Changes in Control involving the same controlling person(s).

7.10    Interpretation of Agreement and Application of Code Section 409A. This Agreement is intended to conform to the requirements of Internal Revenue Code Section 409A and shall be interpreted accordingly. For such purposes, any stream of payments due under this Agreement shall be treated as a series of separate payments. Any payment under this Agreement that is subject to the requirements of Internal Revenue Code Section 409A(a)(2)(B) shall be delayed six months to conform to such requirements, at which time a single sum shall be paid equal to any installments that have not been paid and the remainder of the installment payments shall commence on a monthly basis thereafter.

7.11    Withholding. The Company may withhold all federal, state, and local income and employment taxes as required under applicable laws and regulations.

IN WITNESS WHEREOF, this Agreement has been signed as of the day and year first above written.

EXECUTIVE:	LEGGETT & PLATT, INCORPORATED

/s/ J. MITCHELL DOLLOFF	By:	/s/ DAVID S. HAFFNER
J. Mitchell Dolloff		David S. Haffner